Exhibit 99.1

For Immediate Release

Xplore Reports Q2’12 Results & Growth in Q2 Revenue

Austin, Texas — November 8, 2011 - Xplore Technologies Corp. (OTCQB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, today reported results for the second quarter of fiscal 2012. Revenue for the three and six months ended September 30, 2011 was $5,100,000 and $7,778,000, respectively, as compared to $4,328,000 and $9,406,000 for the three and six months ended September 30, 2010, respectively. The increase in revenue of approximately 18% for the three months ended September 30, 2011 as compared to the three months ended September 30, 2010 and the decrease in revenue of approximately 17% for the six months ended September 30, 2011 as compared to September 30, 2010 were attributable to the Company’s current transition to its new product line, the iX104C5, which was introduced near the end of the first fiscal quarter of fiscal 2012.  The Company believes that the six month revenue comparison is skewed by the Company’s decreased revenue caused by the aforementioned transition in the first quarter of fiscal 2012, while the three month revenue comparison provides evidence of the iX104C5’s traction with customers and of the transition effects subsiding.

“We are pleased with the increase in revenue for our second quarter of approximately 90% over our first quarter and of approximately 18% over the same quarter in the prior year, and believe it positively reflects an initial favorable acceptance of our new C5 in the markets we serve,” said Mark Holleran, President and Chief Operating Officer of Xplore.  “Our C5 selling efforts only commenced late in our first fiscal quarter and our markets tend to have a long sales cycle.  We believe the second quarter C5 revenue ramp should continue and we expect growth in revenue from the C5 product launch in our remaining quarters of fiscal 2012 ending December 2011 and March 2012.  We believe the year to date revenue decline reflects the previously reported delay in the launch of our iX104C5 product family and the market desire to wait for our new and improved line of products.”

Gross profit for the three months ended September 30, 2011 was $1,629,000 (approximately 31.9% of revenue) as compared to $1,526,000 (approximately 35.3% of revenue) for the three months ended September 30, 2010.  The increase in gross profit for the three months ended September 30, 2011 was due primarily to the increase in revenue while the decline in the gross profit percentage was attributable to a larger product mix of earlier generation products sold at discounted prices. Gross profit for the six months ended September 30, 2011 was $2,202,000 (approximately 28.3% of revenue) as compared to $3,171,000 (approximately 33.7% of revenue) for the six months ended September 30, 2010.  The decrease in gross profit for the six months ended September 30, 2011 was due primarily to the decline in revenue and shift in product mix, as well as charges for tooling amortization of $110,000 and obsolete inventory components of $59,000, which were not incurred in the six months ended September 30, 2010.  These factors, combined with the impact of indirect labor and logistics costs, which are predominately fixed in nature, when spread over less revenue, contributed to the gross profit percentage decline.

Operating expenses for the three months ended September 30, 2011 and 2010 were approximately $2,224,000 and $2,090,000, respectively, an increase of $134,000 or approximately 6%. Operating expenses for the six months ended September 30, 2011 and 2010 were approximately $4,211,000 and $3,693,000, respectively, an increase of $518,000 or approximately 14%. The increases were primarily attributable to an increase in sales, marketing and support expenses associated with the launch of our next generation iX104C5 family of products which included increases in headcount related costs and expenses related to customer demonstration units.

The net loss for the three months ended September 30, 2011 was $669,000 as compared to a net loss of $2,172,000 for the three months ended September 30, 2010, and decrease of $1,503,000.  The net loss for the six months ended September 30, 2011 was $2,132,000 as compared to a net loss of $2,839,000 for the six months ended September 30, 2010, a decrease of $707,000.

Additional financial information regarding Xplore’s operating results for the fiscal 2012 first quarter is available in the Company’s Form 10-Q filed with the Securities & Exchange Commission and is available at www.sec.gov.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1123 (Direct)

Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.